EXHIBIT 99
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Sussex Bancorp
399 Route 23                                   Contact: Candace Leatham
Franklin, NJ  07416                                     Executive Vice President
                                                        /Treasurer
                                                        (973) 827-2914

FOR IMMEDIATE RELEASE

         SUSSEX BANCORP ANNOUNCES INCREASED FIRST QUARTER 2004 EARNINGS
                                       ---
               DECLARES QUARTERLY CASH DIVIDEND OF $0.07 PER SHARE
               ---------------------------------------------------


     FRANKLIN, NEW JERSEY - April 22, 2004- Sussex Bancorp (AMEX: "SBB") today announced its financial results for the first quarter ending March 31, 2004.

     First Quarter Highlights Include:
     o    Quarterly net income growth of 19% from same quarter in 2003
     o Quarterly non-interest income increases approximately 16% over same quarter in 2003
     o    Cash dividend of $.07 per share

     For the quarter ended March 31, 2004, the Company earned net income of $371,000, an increase of approximately 19 percent over net income of $313,000 for the first quarter of 2003. Basic earnings per share for the two periods were $0.20 and $0.18 respectively. Diluted earnings per share were $0.19 and $0.17 for the two periods.

     The Company's net interest income increased to $2,132,000 for the quarter ended March 31, 2004 from $1,913,000 for the first quarter of 2003. The Company's interest income increased to $2,799,000 for the three months ended March 31, 2004 from $2,685,000 for the first quarter of 2003. The Company's interest expense decreased to $667,000 for the three months from $772,000 for the first quarter of 2003. The Company's total deposits increased to $212.8 million at March 31, 2004 from $195.4 million at March 31, 2003. At March 31, 2004 the Company had total assets of $247.1 million, compared to total assets of $230.7 million at March 31, 2003.

     The loan loss provision for the first quarter was $148,000 compared to $125,000 for the same period last year. The Company's total loans increased $20.4 million to $138.9 million at March 31, 2004 from $118.5 million at March 31, 2003. The Company's increase in its loan loss provision is primarily due to continued growth in the portfolio.

     The Company's non-interest income increased in the first quarter, year over year, by $155,000. The Company reported non-interest income of $1,150,000 for the current first quarter compared to $995,000 for the first quarter of 2003. The increase primarily reflects fees earned by the residential lending division of the bank.

     Sussex Bancorp also announced that its Board of Directors declared a cash dividend of $0.07 per share, payable on May 24, 2004 to shareholders of record as of May 3, 2004.

     Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.


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                                 SUSSEX BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME

                                                      For the Three Months
                                                         Ended March 31,
 (In thousands, except
 share and per share data)                           2004                2003
                                                     ----                ----

Interest income                                   $    2,799          $    2,685
Interest expense                                         667                 772
                                                  ----------          ----------
Net interest income                                    2,132               1,913
Provision for loan losses                                148                 125
                                                  ----------          ----------
Net interest income after
     provision for loan losses                         1,984               1,788
Non-interest income                                    1,150                 995
Non-interest expense                                   2,628               2,357
                                                  ----------          ----------
Income before tax expense                                506                 426
Tax expense                                              135                 113
                                                  ----------          ----------
Net income                                        $      371          $      313
                                                  ==========          ==========

Basic earnings per share                          $     0.20          $     0.18
Diluted earnings per share                        $     0.19          $     0.17

Shares outstanding:
Basic                                              1,819,382           1,777,155
Diluted                                            1,921,272           1,832,661


                                 SUSSEX BANCORP
                           CONSOLIDATED BALANCE SHEETS

                                                             Balances as of
                                                                March 31,

(In thousands)                                           2004            2003
                                                         ----            ----

Cash and due from banks                               $  10,027       $   9,521
Federal funds sold                                        5,965          13,200
                                                      ---------       ---------
     Cash and cash equivalents                           15,992          22,721
                                                      ---------       ---------

Interest bearing time deposits with other banks           3,500           3,600
Securities available for sale, at fair value             76,056          75,566
Federal Home Loan Bank stock, at cost                       760             700

Loans                                                   138,945         118,531
Allowance for loan losses                                (1,853)         (1,496)
                                                      ---------       ---------
Net loans                                               137,092         117,035

Premises and equipment, net                               4,970           4,575
Accrued interest receivable                               1,221           1,228


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Goodwill, net                                             2,124           1,932
Other assets                                              5,356           3,361
                                                      ---------       ---------
     Total assets                                     $ 247,071       $ 230,718
                                                      =========       =========

Deposits                                                212,845         195,350
Borrowings                                               11,000          14,000
Other liabilities                                         2,435           2,598
Mandatory redeemable capital debentures                   5,000           5,000
                                                      ---------       ---------
Total liabilities                                       231,280         211,948

Total shareholders' equity                               15,791          13,770
                                                      ---------       ---------

     Total liabilities and shareholders' equity       $ 247,071       $ 230,718
                                                      =========       =========

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